FORM 4
[ ]Check box if no longer          U.S. SECURITIES AND EXCHANGE COMMISSION
subject to Section 16.                    Washington, D.C. 20549
Form 4 or Form 5 obligations
may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
tion 1(b).
       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	  Section 17(a) of the Public Utility Holding Company Act of 1935 or
		Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person|2. Issuer Name and Ticker or Trading
Arvey          Howard                  |   Symbol
(Last)         (First)         (Middle)|   Chris-Craft Industries, Inc. (CCN)
    Wildman, Harrold, Allen & Dixon    |-------------------------------------
            225 W. Wacker Dr.          | 3. IRS or Social Security Number of
                (Street)               |    Reporting Person (Voluntary)
Chicago          IL               60606|
(City)        (State)             (Zip)|
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4. Statement of Month/Year|5. If Amendment, Date of Original (Month/Year)
     4/98                 |
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6. Relationship of Reporting Person to | 7. Individual or Joint/Group Filing
   Issuer (Check all applicable)       |
                                       |    x  Form filed by one Reporting
   x  Director           10% Owner     |   --- Person
  ---                ---               |
      Officer (give      Other (specify|       Form filed by more than one
  --- title below)   ---  below)       |   --- Reporting Person
                                       |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially        Direct (D)      Beneficial
                                                                of (D)             Owned at End        Indirect (I)    or Ownership
                                                                                   of Month
                                                           Amount (A) Price
                                                                  or
                                             Code   V             (D)

Common Stock              04/02/98           M             2,604   A    $27.4956                     D
Common Stock              04/02/98           S             2,604   D     60.0000   24,327            D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
				    of, or Beneficially Owned
				      (e.g. puts, calls, warrants, options, convertible securities)

1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code            Derivative         Exercisable
    Security           of Derivative        (Month/                        Securities         and Expiration
                       Security             Day/Year)                      Acquired (A)       Date
									   or Disposed        (Month/Day/Year)
                                                                           of (D)
                                                           Code   V       (A)      (D)        Date      Expiration
Director stock option
  (right to buy)       $27.4956             4/2/98         M              __       2,604      4/22/93   4/21/98

7.Title and                  8.Price of       9.Number of            10.Ownership     11.Nature
  Amount of                    Derivative       Derivative              Form of          of
  Underlying                   Security         Securities              Derivative       Indirect
  Securities                                    Beneficially            Security:        Beneficial
                                                Owned at End            Direct (D)       Ownership
                                                of Month                or
                                                                        Indirect (I)
Title             Number
                  of Shares
Common stock      2,604        --               -0-                     D
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
Explanation of Responses:

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**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

   /s/Howard Arvey                               May 1, 1998
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date